Exhibit 4.1

AMENDMENT NO. 2 TO UNSECURED CONVERTIBLE NOTE

OF COOL HOLDINGS, INC.

THIS SECOND AMENDMENT TO UNSECURED CONVERTIBLE NOTE (the “Amendment”), dated November 14, 2019 (the “Effective Date”), is among Cool Holdings, Inc., a Maryland corporation with its principal offices located at 2001 NW 84th Avenue, Miami, Florida 33122 (the “Company”), and [     ] (the “Holder”).

RECITALS

WHEREAS, the Company and Holder are parties to that certain 12.0% Unsecured Convertible Note dated October 24, 2018 (the “Issuance Date”) for the principal sum of $[     ]; and

WHEREAS, on October 24, 2019 the Company and Holder entered into the First Amendment to such 12.0% Unsecured Convertible Note (as amended, the “Convertible Note”) to extend its maturity date to November 15, 2019;

AND WHEREAS, each of the Company and Holder desire to amend the Convertible Note further as set forth herein;

AGREEMENT

NOW, THEREFORE, the Convertible Note is hereby amended as follows:

1.Definitions. All terms used and not otherwise defined herein shall retain the meanings given to those terms in the Convertible Note.

2.Amendment.  The definition of Maturity Date is amended as follows: (i) November 30, 2019.

3.Representations and Warranties.  The Holder acknowledges it was originally issued the Convertible Note on the Issuance Date, and has neither transferred nor assigned any portion of the principal sum, or interest accrued thereon, under the Convertible Note.  The Holder represents and warrants that as of the Effective Date it has the right to enter into this Amendment without the consent of any third party, and that it has sought its own legal and tax advice with respect to the Convertible Note and this Amendment.

4.No Other Modification.  Except as expressly set forth herein, the terms of the Convertible Note and all documents executed in connection therewith shall not be modified or altered in any way, and shall continue in full force and effect.

5.Signatures and Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by the exchange of .pdf copies or other electronic copies of signatures are fully effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

COOL HOLDINGS, INC.

By: ___________________________________

Name: Vernon A. LoForti

Title: Chief Financial Officer

By: ___________________________________

Name:

Title: